Exhibit 10.1

UNITED STATE OF AMERICA

BEFORE THE

BOARD OF GOVERNORS OF THE FEDERAL RESERVE SYSTEM

WASHINGTON, D.C.

STATE OF ALABAMA

STATE BANKING DEPARTMENT

MONTGOMERY, ALABAMA

In the Matter of

Docket No. 09-086-B-HC

THE COLONIAL BANCGROUP, INC.	Cease and Desist Order Issued
Montgomery, Alabama	Upon Consent Pursuant to the
Federal Deposit Insurance Act.,
As Amended

WHEREAS, in recognition of their common goal to maintain the financial soundness of The Colonial BancGroup, Inc., Montgomery, Alabama, a registered bank holding company (“BancGroup”), and its subsidiary bank, Colonial Bank (the “Bank”), a state chartered nonmember bank, BancGroup has consented to the issuance of a Cease and Desist Order (the “Order”) by the Board of Governors of the Federal Reserve System (the “Board of Governors”) and the Alabama State Banking Department (the “Superintendent”);

WHEREAS , on July 15, 2009 , the board of directors of BancGroup at a duly constituted meeting adopted a resolution authorizing and directing Simuel Sippial, Jr. to enter into this Order on behalf of BancGroup, and consenting to compliance with each and every provision of this Order by BancGroup and its institution-affiliated parties, as defined in sections 3(u) and 8(b)(3) of the Federal Deposit Insurance Act, as amended (the “FDI Act”) (12 U.S.C. §§ 1813(u) and 1818(b)(3)), and waiving any and all rights that BancGroup may have pursuant to section 8 of the FDI Act (12 U.S.C. § 1818) to: (i) a hearing for the purpose of taking evidence on any matters set forth in this Order; (ii) judicial review of this Order; (iii) contest the issuance of this Order by the Board of Governors pursuant to section 8 of the FDI Act and the Superintendent pursuant to Section 5-2A-12 (1975) of the Alabama Banking Code; and (iv) challenge or contest, in any manner, the basis, issuance, validity, terms, effectiveness or enforceability of this Order or any provisions hereof.

NOW, THEREFORE, IT IS HEREBY ORDERED that, pursuant to sections 8(b)(1) and (3) of the FDI Act, and Section 5-2A-12 of the Code of Alabama, that BancGroup and its institution-affiliated parties shall cease and desist and take affirmative action as follows:

Source of Strength

1. The board of directors of BancGroup shall take appropriate steps to ensure that the Bank complies with the Order to Cease and Desist entered into with the Federal Deposit Insurance Corporation (the “FDIC”) and the Superintendent effective as June 15, 2009, and any other supervisory action taken by the Bank’s federal or state regulators.

Capital Plan

2. Within 30 days of this Order, BancGroup shall submit to the Reserve Bank and the Superintendent an acceptable written plan to maintain sufficient capital at BancGroup, on a consolidated basis, and the Bank, as a separate legal entity on a stand-alone basis. The plan shall, at a minimum, address, consider, and include:

(a) The consolidated organization’s and the Bank’s current and future capital requirements, including compliance with the Capital Adequacy Guidelines for Bank Holding Companies: Risk-Based Measure and Tier 1 Leverage Measure, Appendices A and D of Regulation Y of the Board of Governors (12 C.F.R. Part 225, App. A and D) and the applicable capital adequacy guidelines for the Bank issued by the Bank’s federal regulator;

(b) the adequacy of the Bank’s capital, taking into account the volume of classified credits, concentrations of credit, allowance for loan and lease losses (“ALLL”), current and projected asset growth, and projected retained earnings;

(c) the source and timing of additional funds to fulfill the consolidated organization’s and the Bank’s future capital requirements;

(d) supervisory requests for additional capital at the Bank or the requirements of any supervisory action imposed on the Bank by its federal or state regulator; and

(e) the requirements of section 225.4(a) of Regulation Y of the Board of Governors (12 C.F.R. § 225.4(a)) that BancGroup serve as a source of strength to the Bank.

3. BancGroup shall notify the Reserve Bank and the Superintendent, in writing, no more than 30 days after the end of any quarter in which BancGroup’s consolidated capital ratios or the Bank’s capital ratios (total risk-based, tier 1 risk-based, or leverage) fall below the plan’s minimum ratios. Together with the notification, BancGroup shall submit an acceptable written plan that details the steps BancGroup will take to increase its and/or the Bank’s capital ratios above the plan’s minimums.

Liquidity Risk Management

4. Within 60 days of the date of this Order, BancGroup will submit to the Reserve Bank and the Superintendent an acceptable written plan for liquidity management at the consolidated organization. The plan will, at a minimum, address, consider, and include:

(a) Analysis of additional liquidity sources;

(b) appropriate risk limits for each liquidity source;

(c) the ability to meet short-term funding needs, including the maintenance of a sufficient asset liquidity cushion; and

(d) a contingency funding plan that includes: (i) an assessment of all potential funding needs; and (ii) the establishment of quantitative triggers.

Allowance for Loan and Lease Losses

5. (a) Within 30 days of this Agreement, BancGroup, including its nonbank subsidiaries (collectively “BancGroup”), shall eliminate from their books, by charge-off or collection, all assets or portions of assets identified as “loss” that have not been previously collected in full or charged off. Thereafter BancGroup shall, within 30 days from the receipt of any federal report of inspection, charge off all assets classified or identified as “loss” unless otherwise approved in writing by the Reserve Bank and the Superintendent.

(b) Within 60 days of this Agreement, BancGroup shall review and revise as appropriate its consolidated ALLL methodology to assure that it is consistent with relevant supervisory guidance, including the Interagency Policy Statements on the Allowance for Loan and Lease Losses, dated July 2, 2001 (SR 01-17 (Sup)) and December 13, 2006 (SR 06-17). BancGroup shall submit a description of the methodology to the Reserve Bank and the Superintendent upon adoption.

(c) Within 60 days of this Agreement, BancGroup shall submit to the Reserve Bank and the Superintendent an acceptable written program to be implemented for determining, documenting, and recording an adequate consolidated ALLL. The program shall include policies and procedures to ensure adherence to the consolidated ALLL methodology and provide for periodic reviews and updates to the consolidated ALLL methodology as appropriate. The program shall also provide for a review of the consolidated ALLL by the board of directors on at least a quarterly calendar basis. Any deficiency found in the consolidated ALLL shall be remedied in the quarter it is discovered, prior to the filing of any required regulatory reports, by additional provisions. The board of directors shall maintain written documentation of its review, including the factors considered and conclusions reached by the Bancorp or any nonbank subsidiary in determining the adequacy of the consolidated ALLL. During the term of this Agreement, BancGroup shall submit to the Reserve Bank and the Superintendent, within 30 days after the end of each calendar quarter, a written report regarding the board of directors’ quarterly review of the consolidated ALLL and a description of any changes to the methodology used in determining the amount of consolidated ALLL for that quarter

Dividends and Distributions

6. (a) BancGroup shall not declare or pay any dividends without the prior written approval of the Reserve Bank, the Director of the Division of Banking Supervision and Regulation of the Board of Governors (the “Director”), and the Superintendent.

(b) BancGroup shall not directly or indirectly take dividends or any other form of payment representing a reduction in capital from the Bank without the prior written approval of the Reserve Bank and the Superintendent.

(c) BancGroup and its nonbank subsidiaries shall not make any distributions of interest, principal, or other sums on subordinated debentures or trust preferred securities without the prior written approval of the Reserve Bank, the Director, and the Superintendent.

(d) All requests for prior approval shall be received by the Reserve Bank and the Superintendent at least 30 days prior to the proposed dividend declaration date, proposed distribution on subordinated debentures, and required notice of deferral on trust preferred securities. All requests shall contain, at a minimum, current and projected information on BancGroup’s capital, earnings, and cash flow; the Bank’s capital, asset quality, earnings, and ALLL; and identification of the sources of funds for the proposed payment or distribution. For requests to declare or pay dividends, BancGroup must also demonstrate that the requested declaration or payment of dividends is consistent with the Board of Governors’ Policy Statement on the Payment of Cash Dividends by State Member Banks and Bank Holding Companies, dated November 14, 1985 (Federal Reserve Regulatory Service, 4·877 at page 4-323), and Alabama State policies on dividends.

Debt and Stock Redemption

7. (a) BancGroup and any nonbank subsidiary shall not, directly or indirectly, incur, increase, or guarantee any debt without the prior written approval of the Reserve Bank and the Superintendent. All requests for prior written approval shall contain, but not be limited to, a statement regarding the purpose of the debt, the terms of the debt, and the planned source(s) for debt repayment, and an analysis of the cash flow resources available to meet such debt repayment.

(b) BancGroup shall not, directly or indirectly, purchase or redeem any shares of its stock without the prior written approval of the Reserve Bank and the Superintendent. Compliance with Laws and Regulations

8. (a) In appointing any new director or senior executive officer, or changing the responsibilities of any senior executive officer so that the officer would assume a different senior executive officer position, BancGroup shall comply with the notice provisions of section 32 of the FDI Act (12 U.S.C. § 1831i) and Subpart H of Regulation Y of the Board of Governors (12 C.F.R. §§ 225.71 et seq.) and also provide thirty days prior written notice to the Superintendent.

(b) BancGroup shall comply with the restrictions on indemnification and severance payments of section 18(k) of the FDI Act (12 U.S.C. § 1828(k)) and Part 359 of the FDIC’s regulations (12 C.F.R. Part 359).

Approval and Implementation of Plans, a Program, and Progress Reports

9. (a) BancGroup shall submit plans and a program that are acceptable to the Reserve Bank and the Superintendent within the applicable time periods set forth in paragraphs 2,4, and 5(c) of this Order.

(b) Within 10 days of approval by the Reserve Bank and the Superintendent, BancGroup shall adopt the approved plans and program. Upon adoption, BancGroup shall implement the approved plans and program and thereafter fully comply with them.

(c) During the term of this Order, the approved plans and program shall not be amended or rescinded without the prior written approval of the Reserve Bank and the Superintendent.

10. Within 30 days after the end of each calendar quarter following the date of this Order, the board of directors shall submit to the Reserve Bank and the Superintendent written progress response detailing the form and manner of all actions taken to secure BancGroup’s compliance with the provisions of this Order and the results thereof, and a parent company only balance sheet, income statement, and, as applicable, a report of changes in stockholders’ equity. The Reserve Bank and the Superintendent may, in writing, discontinue the requirements for progress reports or modify the reporting schedule.

Communications

11. All communications regarding this Order shall be sent to:

(a)	Ms. Maria Smith Assistant Vice President Federal Reserve Bank of Atlanta 1000 Peachtree Street, N.E. Atlanta, Georgia 30309-4470

(b)	Mr. John D. Harrison Superintendent of Banks State of Alabama State Banking Department 401 Adams A venue, Ste. 680 Montgomery, Alabama 36130-1201

(c)	Mr. Simuel Sippial, Jr. Chairman The Colonial BancGroup, Inc. 100 Colonial Bank Boulevard Montgomery, Alabama 36117

Miscellaneous

12. Notwithstanding any provision of this Order to the contrary, the Reserve Bank and the Superintendent may, in their sole discretion, grant written extensions of time to BancGroup to comply with any provision of this Order.

13. The provisions of this Order shall be binding upon BancGroup and its institution- affiliated parties, in their capacities as such, and their successors and assigns.

14. Each provision of this Order shall remain effective and enforceable until stayed, modified, terminated or suspended in writing by the Reserve Bank and the Superintendent.

15. The provisions of this Order shall not bar, estop or otherwise prevent the Board of Governors, the Reserve Bank, the Superintendent, or any other federal or state agency from taking any other action affecting BancGroup or any of its current or former institution-affiliated parties and their successors and assigns.

16. The Superintendent, having duly approved this Order, and BancGroup, through its board of directors, agree that the issuance of this Order by the Board of Governors shall be binding as between BancGroup and the Superintendent to the same degree and legal effect that such Order would be binding upon BancGroup if the Superintendent had issued a separate Order and included and incorporate all of the provisions of this Order pursuant to the provisions of section 5-2A-12 of the Code of Alabama.

By Order of the Board of Governors of the Federal Reserve System and the Superintendent effective this 22nd day of July, 2009.

THE COLONIAL BANCGROUP, INC.		BOARD OF GOVERNORS OF THE FEDERAL RESERVE SYSTEM

By:	/s/ Simuel Sippial, Jr.	By:	/s/ Robert deV. Frierson
	Simuel Sippial, Jr. Chairman		Robert deV. Frierson Deputy Secretary of the Board

ALABAMA STATE SUPERINTENDENT OF BANKS

By:	/s/ John D Harrison
John D Harrison Superintendent of Banks State of Alabama